Exhibit 3.1

Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT 1. Entity information Name of entity as on file with the Nevada Secretary of State : La Rosa Holdings Corp. Entity or Nevada Business Identification Number (NVID) : NV20212136586 2. Restated or Amended and Restated Articles (Select one): (If amending and restating only, complete section 1, 2 and 6.) Certificate to Accompany Restated Articles or Amended and Restated Articles Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate. Amended and Restated Articles * Restated or Amended and Restated Articles must be included with this filing type. 3. Type of amendment filing being completed: (Select only one box): (If amending, complete section 1,3,5 and 6.) Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock) The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) incorporators board of directors The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock) The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 95.65% Or No action by stockholders are required Officer"s Statement (foreign qualified entities only) - Name in home state, if using a modified name in Nevada: Jurisdiction of formation: Changes to takes the following effect: The entity name has been amended. Dissolution The purpose of the entity has been amended. Merger The authorized shares have been amended. Conversion Other: (specify changes) * Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation. FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov www.nvsilverflume.gov This form must be accompanied by appropriate fees. page 1 of 3 Filed in the Office of Secretary of State State Of Nevada Business Number E15365242021-1 Filing Number 20266016779 Filed On 09/03/2026 06:23:19 AM Number of Pages 4

Profit Corporation: Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390) Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403) Officer's Statement (PURSUANT TO NRS 80.030) 4. Effective date and Time: (Optional) Date: 09/08/2026 Time: 12:01 AM (must not be later than 90 days after the certificate is filed) 5. Information Being Changed: (Domestic corporations only) Changes to takes the following effect: The entity name has been amended. The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) The purpose of the entity has been amended. The authorized shares have been amended. The directors, managers or general partners have been amended. IRS tax language has been added. Articles have been added. Articles have been deleted Other. The articles have been amended as follows: (provide article numbers, if available) Other Articles: Article 3 is amended by adding the Section 3.10 (see attached Exhibit A) ShareName ShareType SharesQuantity SharesValue ShareTypeName (attach additional page(s) if necessary) 6. Signature: (Required) X Signature of Officer, Incorporator or Authorized Signer Joseph La Rosa Title Officer *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof. Please include any required or optional information in space below: (attach additional page(s) if necessary) FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov www.nvsilverflume.gov This form must be accompanied by appropriate fees. page 2 of 3

FRANCISCO V. AGUILAR Secretary of State 401 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov www.nvsilverflume.gov This form must be accompanied by appropriate fees. page 3 of 3

EXHIBIT A

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

LA ROSA HOLDINGS CORP.

La Rosa Holdings Corp., a corporation organized and existing in the State of Nevada (the “Company”), hereby certifies as follows:

1.	Article 3 of the Amended and Restated Articles of Incorporation of the Company, as amended, shall be amended by adding the following Section 3.10:

“3.10. September 2026 Reverse Stock Split. Effective as of 12:01 a.m., Eastern Time, on September 8, 2026 (the “September 2026 Split Effective Time”), every 6 shares of Common Stock issued and outstanding or held by the Company as treasury shares as of the September 2026 Split Effective Time shall automatically, and without action on the part of the Company or the stockholders, be combined and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, without increasing or decreasing the par value of each share of Common Stock (the “September 2026 Reverse Split”). No fractional shares of Common Stock shall be issued as a result of the September 2026 Reverse Split and shall be rounded up to a whole share. The September 2026 Reverse Split shall occur whether or not the certificates representing such shares of Common Stock are surrendered to the Company or its transfer agent. Each certificate or book entry position that immediately prior to the September 2026 Split Effective Time represented shares of Common Stock shall thereafter represent the number of shares of Common Stock into which the shares of Common Stock represented by such certificate or book entry position has been combined, subject to the elimination of fractional interests set forth above. The September 2026 Reverse Split shall not have effect on the preferred stock of the Company, as well as on the authorized number or par value of the capital stock of the Company.”

2.	Except as set forth in this Certificate of Amendment, the Amended and Restated Articles of Incorporation of the Company, as amended, shall remain in full force and effect.

3.	This Certificate of Amendment has been approved and duly adopted by the Company’s Board of Directors and stockholders.

4.	This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on September 8, 2026.

IN WITNESS WHEREOF, said Company has caused this certificate to be signed on September 2, 2026.

By:	/s/ Joseph La Rosa
Name:	Joseph La Rosa
Title:	Chief Executive Officer